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                                                                   EXHIBIT 10.53

                                   PCTEL, INC.

                                MARTIN H. SINGER
               AMENDED AND RESTATED MANAGEMENT RETENTION AGREEMENT

      This Amended and Restated Management Retention Agreement (the "Agreement") is made and entered into by and between MARTIN H. SINGER (the "Executive") and PCTEL, INC. (the "Company"), effective as January 6, 2006 (the "Effective Date"). This Agreement shall supersede the Management Retention Agreement dated as of November 15, 2001 between Executive and the Company and the Amendment to the Management Retention Agreement dated September 30, 2003. This Agreement together with the other agreements identified in Section 10(c) below, shall represent the entire agreement and understanding between the parties as to the subject matter herein.

                                    RECITALS

      A. It is expected that the Company from time to time may consider a Change of Control (as defined below). The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company.

      B. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

      C. The Board believes that it is imperative to provide Executive with severance benefits upon Executive's termination of employment following a Change of Control which provides Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

      D. Certain capitalized terms used in this Agreement are defined in Section 4 below.

      The parties hereto agree as follows:

      1. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

      2. At-Will Employment. It is intended that the employment arrangement contemplated by this Agreement and Executive's Amended and Restated Employment Agreement (the "Employment Agreement") shall continue until June 30, 2008 (such period of employment being referred to herein as the "Employment Term"). Notwithstanding the foregoing, the parties agree that neither this Agreement, the Employment Agreement, nor any provision herein is intended to guarantee the continuation of Executive's employment for the duration of the Employment Term. If

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Executive's employment terminates for any reason, including (without limitation)
any termination prior to a Change of Control, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement and the Employment Agreement, or as may otherwise be available in accordance with the Company's established employee plans or pursuant to other written agreements with the Company.

      3. Change of Control Severance Benefits.

            (a) Involuntary Termination other than for Cause, Death or Disability or Voluntary Termination for Good Reason Following a Change of Control. If, within twelve (12) months following a Change of Control, Executive's employment is terminated (i) involuntarily by the Company other than for Cause, death or Disability or (ii) by Executive pursuant to a Voluntary Termination for Good Reason, then, subject to Executive entering into a standard form of mutual release or claims with the Company, the Company shall provide Executive with the following benefits upon such termination:

                  (i) Severance Payment. Executive shall be entitled to receive a lump-sum cash payment in an amount equal to two hundred percent (200%) of Executive's Annual Compensation. Such severance payment will be made within ten
(10) days of the date of Executive's termination of employment, unless the Company reasonably determines that Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), will result in the imposition of additional tax to an earlier payment of the severance payment, in which case the severance payment will be payable on the date that is six (6) months and one (1) day following the date of the Executive's termination of employment.

                  (ii) Continued Executive Benefits. The Company will reimburse Executive for the cost of Executive's health, dental, vision, long-term disability and life insurance coverage at the same level of coverage as was provided to Executive immediately prior to the Change of Control and at the same ratio of Company premium payment to Executive premium payment as was in effect immediately prior to the Change of Control (the "Company-Paid Coverage"). If such coverage included Executive's dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (A) one (1) year from the date of termination, or (B) the date upon which Executive and his dependents become covered under another employer's group health, dental, vision, long-term disability and life insurance plans that provide Executive and his dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), the date of the "qualifying event" for Executive and his or her dependents shall be the date upon which the Company-Paid Coverage commences, and each month of Company-Paid Coverage provided hereunder shall offset a month of continuation coverage otherwise due under COBRA.

                  (iii) Pro-Rated Bonus Payment. Executive shall be entitled to receive a lump-sum cash payment equal to one hundred percent (100%) of the higher of (A) Executive's Target Bonus as in effect for the fiscal year in which the Change of Control occurs or (B) Executive's Target Bonus as in effect for the fiscal year in which Executive's termination occurs. Such higher amount will be pro-rated by multiplying such bonus amount in clause (A) or (B), as

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applicable, by a fraction, the numerator of which shall be the number of days prior to Executive's termination during such fiscal year, and the denominator of which shall be three-hundred and sixty-five (365). Such severance payment will be made within ten (10) days of the date of Executive's termination of employment, unless the Company reasonably determines that Section 409A of the Internal Revenue Code of 1986, as amended, in which case the severance payment will be payable on the date that is six (6) months and one (1) day following the date of the Executive's termination of employment.

                  (iv) Equity Compensation Accelerated Vesting. One Hundred percent (100%) of the unvested portion of any stock, option, restricted stock or other Company equity compensation held by or granted to Executive shall be automatically accelerated in full so as to become completely vested.

            (b) Voluntary Resignation. If Executive's employment terminates by reason of Executive's voluntary resignation (and is not a Voluntary Termination for Good Reason), then Executive shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans or pursuant to other written agreements with the Company.

            (c) Disability; Death. If Executive's employment with the Company terminates as a result of Executive's Disability, or if Executive's employment is terminated due to the death of Executive, then Executive shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans or pursuant to other written agreements with the Company.

            (d) Termination for Cause. If Executive is terminated for Cause, then Executive shall not be entitled to receive severance or other benefits.

            (e) Termination Apart from Change of Control. In the event Executive's employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, then Executive shall be entitled to receive severance and any other benefits only as may then be established under the Employment Agreement and the Company's then existing severance and benefits plans or pursuant to other written agreements with the Company.

      4. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

            (a) Annual Compensation. "Annual Compensation" shall mean an amount equal to Executive's Company annual base salary.

            (b) Target Bonus. "Target Bonus" shall mean Executive's annual bonus, assuming one hundred percent (100%) "on target" satisfaction of any performance milestones.

            (c) Cause. "Cause" shall mean:

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                  (i) An act of personal dishonesty taken by Executive in
connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Executive;

                  (ii) Executive being convicted of, or a plea of nolo contendere to, a felony;

                  (iii) A willful act by Executive which constitutes gross misconduct and which is injurious to the Company; or

                  (iv) Following delivery to Executive of a written demand for performance from the Company which describes the basis for the Company's reasonable belief that Executive has not substantially performed his duties, continued violations by Executive of Executive's obligations to the Company which are demonstrably willful and deliberate on Executive's part.

            (d) Change of Control. "Change of Control" means the occurrence of any of the following events:

                  (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities who is not already such as of the Effective Date of this Agreement; or

                  (ii) The consummation of the sale or disposition by the Company of all or substantially all the Company's assets; or

                  (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

                  (iv) A change in the composition of the Board occurring within a two (2)-year period, as a result of which fewer than a majority of the directors arc Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date upon which this Agreement was entered into, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

            (e) Disability. "Disability" shall mean that Executive has been unable to perform his Company duties as the result of his incapacity due to physical or menial illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and

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permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days' written notice by the Company of its intention to terminate Executive's employment. In the event that Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

            (f) Voluntary Termination for Good Reason. "Voluntary Termination for Good Reason" shall mean Executive voluntarily resigns after the occurrence of any of the following:

                  (i) Without Executive's express written consent, a material reduction of Executive's duties, title, authority or responsibilities, relative to Executive's duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, title, authority or responsibilities; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the senior vice-president of a business unit of the Company remains as such following a Change of Control) shall not by itself constitute grounds for a "Voluntary Termination for Good Reason;

                  (ii) Without Executive's express written consent, a material reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction;

                  (iii) A reduction by the Company in the base salary of Executive as in effect immediately prior to such reduction;

                  (iv) A material reduction by the Company in the aggregate level of employee benefits, including bonuses, to which Executive was entitled immediately prior to such reduction with the result that Executive's aggregate benefits package is materially reduced (other than a reduction that generally applies to Company employees);

                  (v) The failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 8(a) below; or

                  (vi) Any act or set of facts or circumstances which would, under Illinois case law or statute constitute a constructive termination of Executive.

      5. Conditional Nature of Severance Payments.

            (a) Noncompete. Executive acknowledges that the nature of the Company's business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the twenty-four (24) months following the termination of Executive's employment (the "Restricted Period") with the Company for any reason (whether during the Employment Term or subsequent to the end of such period), it would be very difficult for Executive not to rely on or use the Company's trade secrets and confidential

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information. Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, Executive agrees and acknowledges that Executive's right to receive the severance payments set forth in Section 3 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes in the markets for the Restricted Business; provided, however, that nothing in this Section 5(a) shall prevent Executive from owning as a passive investment less than one percent (1%) of the outstanding shares of the capital stock of a publicly-held company if (A) such shares are actively traded on the New York Stock Exchange or the Nasdaq National Market and (B) Executive is not otherwise associated with such company or any of its affiliates. The "Restricted Business" for purposes of this Agreement is one which is engaged in the design, development, manufacture, production, marketing, sale, licensing or servicing of any products, or the provision of any services, that are the same as or similar to those of the Company during the Restricted Period. Upon any breach of this section, all severance payments and benefits pursuant to this Agreement shall immediately cease.

            (b) Non-Solicitation. During the twenty-four (24) months following the termination of Executive's employment with the Company for any reason (whether during or after the Employment Term), Executive agrees and acknowledges that Executive's right to receive the severance payments set forth in Section 3 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Executive or for any other entity or person.

            (c) Understanding of Covenants. Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and
(ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

      6. Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's severance benefits under this Agreement shall be payable either

                  (i) in full, or

                  (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be

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made in writing, by the Company's independent public accountants (the
"Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

      7. Section 409A.

            (a) Section 409A Compliance. This Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

            (b) Board Discretion. Notwithstanding the provisions set forth in this Agreement, the Board of Directors or the Committee may in its sole discretion at any time amend the timing of payments or benefits set forth under
Section 3 for the benefit of Executive, to the extent such amended timing can be effected in compliance with Section 409A of the Code and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder.

      8. Successors.

            (a) Company's Successor. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any such successor to the Company which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.

            (b) Executive's Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      9. Notice.

            (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall

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be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

            (b) Notice of Termination. Any termination by the Company for Cause or by Executive pursuant to a Voluntary Termination for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Voluntary Termination for Good Reason shall not waive any right of executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

      10. Miscellaneous Provisions.

            (a) No Duty to Mitigate. Executive shall not be required to mitigate the value of any benefits contemplated by this Agreement, nor shall nay such benefits be reduced by any earnings or benefits that Executive may receive from any other source.

            (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by two authorized officers of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

            (c) Integration. This Agreement, together with the Employment Agreement, the Company's 1997 Stock Plan (the "Option Plan"), Executive's option agreements and restricted stock agreements, Company's Deferred Compensation Plans (the "Deferred Compensation Plan"), the Confidential Information Agreement, and the equity awards that have previously been issued to Executive, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto (except that the Option Plan and the Deferred Compensation Plans may be revised or modified in accordance with their terms).

            (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws or the State of Illinois.

            (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

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            (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY:

PCTEL, INC.

By: /s/ Richard C. Alberding                        Date: January 6, 2006
    ------------------------------------

Name: Richard C. Alberding

Title: Chair of the Compensation Committee of the Board of Directors

EXECUTIVE:

/s/ Martin H. Singer                                Date: January 6, 2006
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Martin H. Singer

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